CUSIP No. G10082140	13G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
(Amendment No. 5)*

Energy XXI (Bermuda) Limited
(Name of Issuer)
Common Stock
(Title of Class of Securities)
G10082140
(CUSIP Number)
December 31, 2012
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)
__________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

MSDC Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
3,637,197
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 3,637,197
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,637,197
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
4.6% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

MSD Credit Opportunity Master Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
1,331,496
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 1,331,496
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,331,496
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
1.7% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

MSD Energy Partners, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
2,229,367
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 2,229,367
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,229,367
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
2.8% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

MSD Energy Partners (MM), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
76,334
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 76,334
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
76,334
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.1% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

MSD Capital, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
90,385
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 90,385
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,385
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.1% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

PT Investments I, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
90,385
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 90,385
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,385
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.1% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

Michael S. Dell
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
90,385
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 90,385
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,385
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.1% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

1		NAMES OF REPORTING PERSONS

Susan Lieberman Dell Separate Property Trust
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
405,000
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
405,000
	8	SHARED DISPOSITIVE POWER -0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
405,000
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.5% 1
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1
The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon 79,296,101 shares of Common Stock  outstanding as of October 31, 2012  as reported in the Company’s Form 10-Q filed on November 7, 2012.

CUSIP No. G10082140	13G

Item 1(a)	Name of Issuer:

The name of the issuer is Energy XXI (Bermuda) Limited (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company's principal executive office is located at Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda.

Item 2(a)	Name of Person Filing:

This statement is jointly filed by and on behalf of each of MSDC Management, L.P. (“MSDC”), MSD Credit Opportunity Master Fund, L.P., MSD Energy Partners, L.P., MSD Energy Partners (MM), L.P., MSD Capital, L.P. (“MSD Capital”), PT Investments I, L.P., Michael S. Dell  and Susan Lieberman Dell Separate Property Trust (collectively, the “Reporting Persons”).

MSDC is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Credit Opportunity Master Fund, L.P., MSD Energy Partners, L.P., and MSD Energy Partners (MM), L.P.  MSDC Management (GP), LLC (“MSDC GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSDC.  Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSDC GP.

MSD Capital is the general partner of, and may be deemed to beneficially own securities beneficially owned by, PT Investments I, L.P. MSD Capital Management LLC, a Delaware limited liability company (“MSD Capital Management”), is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital.  Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management.  Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management.

Susan L. Dell is the sole trustee of, and may be deemed to beneficially own securities beneficially owned by, the Susan Lieberman Dell Separate Property Trust.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of MSDC, MSD Energy Partners, L.P., MSD Capital, PT Investments I, L.P., and Susan Lieberman Dell Separate Property Trust is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

The address of the principal business office of MSD Credit Opportunity Master Fund, L.P. and MSD Energy Partners (MM), L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The address of the principal business office of Mr. Dell is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.

Item 2(c)	Citizenship:

See Item 4 on the cover pages hereto.

CUSIP No. G10082140	13G

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP No.:

G10082140

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4	Ownership:

A.	MSDC Management, L.P.

(a)	Amount beneficially owned: 3,637,197

(b)	Percent of class: 4.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,637,197

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,637,197

CUSIP No. G10082140	13G

B.	MSD Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 1,331,496

(b)	Percent of class: 1.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,331,496

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 1,331,496

C.	MSD Energy Partners, L.P.

(a)	Amount beneficially owned: 2,229,367

(b)	Percent of class: 2.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 2,229,367

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 2,229,367

D.	MSD Energy Partners (MM), L.P.

(a)	Amount beneficially owned: 76,334

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 76,334

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 76,334

CUSIP No. G10082140	13G

E.	MSDC Management (GP), LLC

(a)	Amount beneficially owned: 3,637,197

(b)	Percent of class: 4.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,637,197

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,637,197

F.	MSD Capital, L.P.

(a)	Amount beneficially owned: 90,385

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 90,385

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 90,385

G.	PT Investments I, L.P.

(a)	Amount beneficially owned: 90,385

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 90,385

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 90,385

CUSIP No. G10082140	13G

H.	Michael S. Dell

(a)	Amount beneficially owned: 90,385

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 90,385

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 90,385

I.	MSD Capital Management, LLC

(a)	Amount beneficially owned: 90,385

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 90,385

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 90,385

J.	Susan Lieberman Dell Separate Property Trust

(a)	Amount beneficially owned: 405,000

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 405,000

(ii)	Shared power to vote or direct the vote: -0-

(iii)	Sole power to dispose or direct the disposition: 405,000

(iv)	Shared power to dispose or direct the disposition: -0-

CUSIP No. G10082140	13G

K.	Susan L. Dell

(a)	Amount beneficially owned: 405,000

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 405,000

(ii)	Shared power to vote or direct the vote: -0-

(iii)	Sole power to dispose or direct the disposition: 405,000

(iv)	Shared power to dispose or direct the disposition: -0-

L.	Glenn R. Fuhrman

(a)	Amount beneficially owned: 4,132,582

(b)	Percent of class: 5.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 4,132,582

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 4,132,582

M.	John C. Phelan

(a)	Amount beneficially owned: 4,132,582

(b)	Percent of class: 5.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 4,132,582

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 4,132,582

CUSIP No. G10082140	13G

N.	Marc R. Lisker

(a)	Amount beneficially owned: 4,132,582

(b)	Percent of class: 5.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 4,132,582

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 4,132,582

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Each of the Reporting Persons may be deemed to be a member of a group with respect to the Company or securities of the Company for the purposes of Section 13(d) or 13(g) of the Act.  Each of the Reporting Persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the Company or otherwise with respect to the Company or any securities of the Company or (ii) a member of any group with respect to the Company or any securities of the Company.

CUSIP No. G10082140	13G

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G10082140	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

MSDC Management, L.P.

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Credit Opportunity Master Fund, L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Energy Partners, L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Energy Partners (MM), L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Capital, L.P.

By:	MSD Capital Management, LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager and General Counsel

PT Investments I, L.P.

By:	MSD Capital, L.P.
Its:	General Partner

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager and General Counsel

Michael S. Dell

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Attorney-in-Fact

Susan Lieberman Dell Separate Property Trust

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Authorized Signatory

EXHIBIT INDEX
Exhibit	Description of Exhibit

24.1
Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Schedule 13G relating to the common units of Atlas Energy, L.P. filed February 22, 2011 by MSD Capital, L.P., MSD Energy Investments, L.P. and Michael S. Dell with the Commission).

99.1	Joint Filing Agreement dated February 14, 2013.

Exhibit 99.1

JOINT FILING AGREEMENT

February 14, 2013

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Date:  February 14, 2013

MSDC Management, L.P.

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Credit Opportunity Master Fund, L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Energy Partners, L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Energy Partners (MM), L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Capital, L.P.

By:	MSD Capital Management, LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager and General Counsel

PT Investments I, L.P.

By:	MSD Capital, L.P.
Its:	General Partner

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager and General Counsel

Michael S. Dell

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Attorney-in-Fact

Susan Lieberman Dell Separate Property Trust

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Authorized Signatory